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                                                                   EXHIBIT 99.1

                CONSTELLATION 3D, INC. PROVIDES CORPORATE UPDATE

                        Company Secures Interim Financing

NEW YORK, October 24, 2001 -- Constellation 3D, Inc. ("C3D") (Nasdaq/NMS: CDDD)
- developer of Fluorescent Multilayer Disc (FMD) and Card (FMC) technologies, today announced that the Company has received additional financing through the issuance of a $1 million 5% debenture, convertible at a fixed price per share of $0.8513 and maturing on October 1, 2006. The debenture is issued to DeAM Convertible Arbitrage Fund Ltd. (DeAM), a fund co-managed by The Palladin Group, L.P. and Deutsche Asset Management. In consideration for the transaction the Company issued to DeAM 458,113 5-year warrants exercisable at $0.8513 and granted them certain registration rights. The agreement also calls for DeAM to fund C3D with an additional $2 million under similar terms, at such time as C3D raises $2 million from other funding sources.

"This is a very challenging fund raising environment for development stage companies," said the Company's Chief Executive Officer, Eugene Levich. "We are pleased to have the support of a well respected institutional fund such as DeAM as we continue our work in commercializing fluorescent multilayer technology. In conjunction with the financing, we have also instituted certain cost saving measures in order to reduce our monthly burn rate."

The Company also announced the successful resolution of several outstanding legal and financial restructuring matters including: (i) an extension of its $4 million promissory note issued to Sands Brothers Venture Capital Associates LLC for one year; (ii) an agreement with Challis International Limited to drop all legal claims against C3D in exchange for shares of stock owned by Constellation 3D Technology Ltd. (C3D's majority shareholder); and (iii) the restructuring of the Most Favored Nation terms related to its August and September 2000 financings in exchange for a fixed amount of stock and exchanging shares of outstanding stock for senior secured debt. More details on the resolution of these matters will be available in a Form 8-K expected to be filed later today.

In addition, the Company has announced that it has signed a deal to sell the assets of its subsidiary Velor Incorporated ("Velor") to a private entity. Velor's volumetric electro optical recording technology is not part of C3D's core FMD/C business and its sale will not affect C3D's progress in commercializing FMD/C except in providing additional liquidity to C3D. A closing is expected before the end of the year at which time C3D would receive a combination of cash, stock in the acquiring entity and a note with an 18 month maturity.

C3D will issue a more detailed update regarding technology and business developments in its 3/rd/ Quarter conference call to be scheduled for the second week in November.

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Constellation 3D, Inc.
The Company is the worldwide leader in the development of high capacity Fluorescent Multilayer Disc and Card (FMD/C) technology. Constellation 3D holds or has made applications for 120 worldwide patents in the field of optical data storage, and is supported by 65 scientists. Headquartered in New York City, the Company has additional offices and laboratories in Massachusetts, Texas, Israel and Russia. More information is available at www.c-3d.net.

Safe Harbor Statement
The statements contained in this Press Release which are not historical facts are "forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements as:
"Velor's volumetric electro optical recording technology is not part of C3D's core FMD/C business and its sale will not affect C3D's progress in commercializing FMD/C except in providing additional liquidity to C3D," and "A closing is expected before the end of the year, at which time C3D would receive a combination of cash, stock in the acquiring entity and a note with an 18 month maturity," are subject to risks and uncertainties. Numerous risk factors can cause actual results to vary materially. These risks include, but are not limited to additional financings, market conditions, R&D efforts and competition in addition to those risk factors detailed in the Company's recent securities filings, including its 10K. There can be no assurance that the information indicated, expressed, or implied in the forward-looking statements contained in this Press Release will prove to be accurate or correct.

For more information contact:

Company Contact:                               Investor/ Broker Inquiries:
John Ellis, VP Marketing,                      Bradley Meyer/Harvey Goralnick
(212)308-3572 x30                              FOCUS Partners LLC
marketing@c-3d.net                             (212) 752 9445
------------------                             investors@c-3d.net
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